Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors
Yadkin Valley Financial Corporation:
We consent to the use of our reports dated March 5, 2010, with respect to the consolidated financial statements and the effectiveness of internal control over financial reporting included in Yadkin Valley Financial Corporation’s 2009 Annual Report on Form 10-K incorporated by reference herein. Our report on the consolidated financial statements refers to the fact that the Company changed its method of accounting and reporting for business combinations as a result of adopting new accounting guidance.
Charlotte, North Carolina
June 29, 2010

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